FOR IMMEDIATE RELEASE

Contact: Chris Arnold

303.222.5912

carnold@chipotle.com

CHIPOTLE PROMOTES TWO EXECUTIVES

TO OFFICER POSITIONS

Rex Jones Promoted to Chief Development Officer,

Bob Blessing to Restaurant Support Officer

Operations Directors Promoted to Regional Director Positions

DENVER, January 31, 2008 - Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today announced that it is promoting two executives to officer positions. Effective March 1, Rex Jones becomes chief development officer, and beginning May 1, Bob Blessing will become restaurant support officer.

"Both Rex and Bob have been extraordinary performers since coming to Chipotle," said Steve Ells, founder, chairman and CEO of Chipotle. "Their leadership and the teams of people they have built have, and continue to help us work toward our vision of changing the way the world thinks about and eats fast food."

Jones initially joined Chipotle in 1998 as executive director of real estate. In 2005, he was promoted to executive director of development, taking on broader responsibilities, including real estate, design, construction, and facilities. Jones and his team have overseen the build out of Chipotle's network of restaurants from fewer than 20 to about 700 today. In his new role, Jones will continue to oversee all of Chipotle's real estate, design, construction, and facilities functions.

Prior to coming to Chipotle, Jones worked at Blockbuster Corp. as vice president for Asia Pacific development. He spent more than 13 years with McDonald's Corp. in a variety of senior level real estate and development positions in the United States and Asia.

Blessing came to Chipotle in 1999 as a regional director, and opened the company's first restaurant in the Northeast region in Bethesda, Md. He led the development of Chipotle throughout the Northeast, establishing Chipotle's significant presence in such major metropolitan areas as Washington, DC, Baltimore, New York and, most recently, Boston. In 2002 he took on an expanded regional role, assuming responsibility for Chipotle's operations in Ohio, Indiana, and Kentucky, as well as the Northeastern markets. In 2005, his regional responsibility expanded again, adding Chipotle's operations in Minnesota, Wisconsin, and Illinois. In his new role, Blessing will oversee Chipotle's team of regional directors, as well as its marketing, purchasing, and culinary functions.

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Chipotle Promotes Two Executives to Officer Positions/p.2

Before coming to Chipotle, Blessing served as vice president and chief operating officer of Thompson Hospitality, a contract food service company. He also served for a number of years on the board of directors and as president and CEO of Vie de France Retail and Restaurant Bakery. In addition, he served as president and chief operating officer of Franchise Management Corp. an Arby's restaurant franchise company, while also serving as chairman of the board for AFA, the Arby's Franchise Association.

New Regional Structure Established

Related to these promotions, Chipotle also announced plans to divide its structure for operating regions from the current three regions (Pacific, Rocky Mountain/Southeast, Northeast/Central) into five regions (Pacific, Rocky Mountain, South, Central, and Northeast). Phil Petrilli, an operations director for Chipotle in the Washington, DC area, will be promoted to regional director of the Northeast Region; Michelle Small, an operations director in the Pacific region, will be promoted to regional director in the Central region; and Bobby Shaw, an operations director in the Southeast, takes on the role of regional director for the South region. Mike Duffy will continue in his position as regional director for the Pacific region, and Gretchen Selfridge stays on as regional director for the Rocky Mountain region.

About Chipotle

Chipotle Mexican Grill (NYSE: CMG and CMG.B) offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 670 restaurants. For more information, visit www.chipotle.com.

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